Exhibit 99.1

Pacific Energy Development Provides
Drilling Plan Update and Announces Debt Conversions

DANVILLE, CA-- (Marketwired – July 21, 2014) – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S., today confirmed that it remains on schedule to commence drilling operations in mid-August 2014 on its initial 3 horizontal wells to be drilled and completed in its recently acquired Wattenberg Asset located in Weld County, Colorado.  The Company has identified all key service providers, and has cash on hand and an established drilling credit line necessary, to drill and complete these wells as scheduled.  The Company plans to drill these wells from a single pad at an estimated gross cost of approximately $4.2 million per well with an approximately 45% net working interest in each, with each well planned to receive an 18 stage enhanced frac treatment with lateral lengths between 4,000 and 4,500 feet, and with completion and initial results expected to be available in mid-October 2014.

The Company also announced today that Company recently reduced its outstanding debt by converting an aggregate of over $1.87 million in outstanding debt into common stock of the Company, including the conversion of over $1.75 million owed to seven of its bridge note holders into common stock, thereby reducing the total amount of principal due under its bridge promissory notes from the original $4.0 million upon original issuance in March 2013, to $875,000 today, and the conversion of $125,500 of fees owed to former directors of the Company into common stock.

Commenting on the Company’s drilling schedule and debt conversions, Frank C. Ingriselli, President and CEO of the Company, stated, “We are very pleased with our progress as we move forward with the preparations necessary to spud our initial three well program on schedule, and are encouraged by the recently announced five well 40 acre Niobrara downspacing program planned by Carrizo Oil & Gas just one mile to the north of our planned wells, which is being done on Carrizo’s Hemberger lease area on which Carrizo previously tested the Niobrara in December 2012 with an initial production rate of 765 barrels of oil per day (bopd) and 512 thousand cubic feet of gas per day (mcfgpd) (850 barrels of oil equivalent per day (boepd)).  We are further encouraged by the vote of confidence our former directors and bridge investors have in our Company, as evidenced by their recent debt conversions into our common stock, which successfully reduced our outstanding debt by over $1.87 million and strengthened our balance sheet.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into an agreement to acquire a working interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan, which acquisition is pending Kazakhstan government approval.  Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

Stonegate, Inc.
Casey Stegman
214-987-4121
casey@stonegateinc.com